                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement (Form S-8), pertaining to the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan and the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan, of our reports dated February 28, 2005, with respect to:
(1) the consolidated financial statements of La Jolla Pharmaceutical Company, and (2) management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company, included in the Annual Report (Form 10-K), for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP

San Diego, California
May 31, 2005